PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 14, 2007	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 14, 2007, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on June 27, 2007.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 14, 2007, as supplemented on May 25, 2007 and June 1, 2007, which supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 14, 2007, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is June 27, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 27, 2007

COMPUTER SOFTWARE

INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Computer Software Innovations, Inc. (the “Company”) is furnishing as Exhibit 99.1 a PowerPoint presentation to be presented in meetings with various interested persons. The presentation contains certain forward-looking financial information concerning the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description
Exhibit 99.1	PowerPoint Presentation (June 27, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
Name:	David B. Dechant
Title:	Chief Financial Officer

Date: June 27, 2007

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	PowerPoint Presentation (June 27, 2007)

CSI Technology Outfitters
Computers. Software. Innovations.

schoolgear

govgear

bizgear

Computer Software Innovations, Inc. OTCBB: CSWI.OB June 2007 Distribution Exhibit 99.1

CSI Technology Outfitters
Computers. Software. Innovations.

Safe Harbor
This presentation contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward looking statements often address our expected future business and financial performance, and often contain words such as “may,” “could,” “should,” “expect,” “believe,” “seek,” “estimate,” “predict,” or
“project.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the economic health of the software and technology industry, demand for CSI’s products and engineering services, competitive pricing pressures and the availability of necessary financing. In addition, other risks are more fully described in CSI’s 2006
Form 10-KSB and other filings with the Securities and Exchange Commission. These uncertainties may cause our actual results to be materially different from those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

CSI Technology Outfitters
Computers. Software. Innovations.

Highlights
Horizontal Growth
Business Model Easily Scalable and Replicable to Other Regions
$28M business in 3 State Territory, Expanded to projected $38M to
$40M+ business in 8 State Territory following January 2007 Acquisition
(est. for year ending 2007).
Competitive Proprietary Software
Vertical Growth
Loyal Customer Base – Software Client Retention Rate > 90%
Additional Technology Solution Sell-Through
Financial Strengths
Strong Gross Margins (Software = 47.2%  Technology = 13.9%)
Recurring Revenues
Public Sector – Good Collection History & Ongoing Technology Budgets
Historically profitable up to “Going Public” (2005). Projected return to profitability in 2007 primarily as costs related to going public normalize.
(Q2 ‘07 est. >$12M and profitable.)

Company Overview
Computer Software Innovations, Inc. (OTCBB:CSWI), CSI: Technology
Outfitters™, is a full service company providing software and technology solutions primarily to public sector organizations.
The software solutions include financial management, billing and revenue management, school activity accounting, lesson planning and automated workflow.
The technology solutions include IP telephony, IP video surveillance, visual communications, interactive classrooms, network security and traffic monitoring, infrastructure design, wireless solutions, network management, engineering services, disaster recovery and hardware solutions.
CSI's client base includes school districts, higher education, municipalities, county governments, and other non-profit organizations. Currently, more than 600 public sector organizations utilize CSI's software systems and network integration services.

CSI Technology Outfitters
Computers. Software. Innovations.

Company History
Founded in 1989 in Easley, SC
Financial Management Software – 1989
Released CSI
Accounting+Plus
(Microsoft Windows platform) - 1999
Released SmartFusion (Microsoft.Net/SQL platform) 2007
Technology Division added in 1999
Computer & Network Hardware – 1999
IP Telephony – 2001
IP Surveillance – 2003
Interactive Whiteboards – 2003
Classroom Audio Augmentation – 2004
Network Security – 2005
Storage and Disaster Recovery – 2006
Reverse merger in 2005 created publicly traded CSWI
Acquisition of McAleer Computer Associates – Jan, 2007

CSI Technology Outfitters
Computers. Software. Innovations.

Select Financials
Current Market Cap: $3.57 Million
Management/Board Ownership
2.17 Million Shares  or 61% of
Common outstanding; 20%
outstanding shares (common &
preferred)
Common Shares Outstanding:    3.54 M
F/D Shares Outstanding:            14.5 M
Full Potential Diluted:               17.9 M
Estimated Public Float                320K
Summary of Capitalization
$5.7M Total Current
Assets
$35.36M
2006 Revenues
(trailing twelve months)
Key Statistics as of 3/31/07 (except share price data)
$1.01 Current Share
Price (06/21/07)
December 31 Fiscal Year Ends
$8.0M (w/sub debt)
$4.8M (w/o sub debt)
Total Debt $.75 - $1.80 52 Week Trading Range
(thru 6/21/07):
$12.5M Total Assets $11.65M 3 Mos 2007 Revenues

Senior Management Team –
Management Ownership = 59% outstanding common shares; 19% outstanding shares (common & preferred)
Nancy K. Hedrick
CEO & President
• 27 Yrs in IT Field
• President of CSI since 1989
Thomas P. Clinton
Sr. Vice President of Strategic Partnerships
• 22 Yrs in IT Field
(including The Computer Group & IKON)
• VP at CSI since 1999
David Dechant, CPA
Chief Financial Officer
• 22 Yrs in Finance
(including Conso Int’l Corp & Warner-Lambert)
• CFO at CSI since 2005
Beverly N. Hawkins
Sr. Vice President of Product Development
• 21 Yrs in IT Field
• VP of CSI since 1989
William J. Buchanan
Sr. Vice President of Delivery & Support
• 22 Yrs in IT Field
(including The Computer Group & IKON)
• VP at CSI since 1999

CSI Technology Outfitters
Computers. Software. Innovations.

VARBusiness 500 COMPANY

INGRAM MICRO®

ElliottDavis

CRN

Company Awards and Recognitions
2004, 2005, 2006 & 2007 VAR Business 500
2005 Government VAR 100
2004 VAR Business 50 Fastest Growing Technology Companies
2004 VAR Business Technology Innovator Award-Application Development
2003 CRN Top 5 Rising Stars
2002, 2003, 2004 SC Fastest Growing Companies Award
2003 Ingram Micro National Fastest Growing K-12 Sector
2002 Ingram Micro Southeast Region Fastest Growing K-12 Sector

Technology Outfitters
Computers. Software. Innovations.

Southeast Territory Map

Southeast Territory Map
Existing Territory
Expansion Territory
KANSAS
ILLINOIS
INDIANA
Louisville
Evansville
KENTUCKY
WEST VIRGINIA
MD
Richmond
Newport News
Virginia Beach
MISSOURI
OKLAHOMA
UNITED STATES
VIRGINIA
Nashville
Knoxville
Winston-Salem
Raleigh
TENNESSEE
Memphis
Charlotte
ARKANSAS
Chattanooga
NORTH CAROLINA
SOUTH CAROLINA
Huntsville
Columbia
Atlanta
Birmingham
Augusta
Shreveport
MISSISSIPPI
ALABAMA
Macon
Existing Territory
Jackson
GEORGIA
Montgomery
TEXAS
Expansion Territory
Savannah
Atlantic Ocean
LOUISIANA
Mobile
Tallahassee
Jacksonville
Baton Rouge
New Orleans
Orlando
Gulf of Mexico
Tampa
FLORIDA
Miami
THE BAHAMAS
Nassau
0 mi
100
200
300
400

Copyright © 1988-2003 Microsoft Corp. and/or its suppliers. All rights reserved. http://www.microsoft.com/mappoint
© Copyright 2002 by Geographic Data Technology, Inc. All rights reserved. © 2002 Navigation Technologies. All rights reserved. This data includes information taken with permission from Canadian authorities © 1991-2002 Government of Canada (Statistics Canada and/or Geomatics Canada), all rights reserved.

Horizontal Growth – Expansion with January, 2007 Acquisition

40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
County Governments
Municipalities/City Governments
School Districts

County Government
• 3,100 County Governments
Municipal/City Government
• 36,000 Municipalities/City
Governments
School Districts
• 14,000 School Districts
Horizontal Growth - US Target Markets
1
2
3
1. Per U.S. Dept of Census
2. Per National League of Cities
3. Per National Center for Education Statistics

CSI Technology Outfitters
Computers. Software. Innovations.

Horizontal Growth - Organic & Acquisition Strategy
Replicate business model into other
regions with CSI sales force or
through acquisition
Target companies with
complimentary products and/or
complimentary footprint

CSI Technology Outfitters
Computers. Software. Innovations.

Horizontal Growth - Competitive Proprietary Software
Products
-
Accounting+Plus/Smart Fusion/NextGen
-
28 Different Modules
-
Curriculator
Our People - Our Experience:
- Financial Management Software Expertise
- K12 and Local Government Experience
Competitive with Nationally Marketed
Products
Software Client Retention >90%
“An outfitter’s job is to equip the person or organization with the tools to become successful.”
Ledger
Budget
Preparation
Audit
Reporting
Claims
Reimburse-
ment
Purchasing
Accounts
Payable
Inventory
Fixed Assets
Accounts
Receivable
Check
Reconciliation
Payroll
Insurance &
Benefits
Absent
Employee
Personnel
Cost
Allocation
Hospitality
Fees
Business
License
Construction
Permits
Cash
Collections
Cash
Drawer
Interface
Utility Billing
Property Tax
Collection
Handheld
Interface
Utility
Billing Work
Orders
Available
Subs
Applicant
Tracking
Warehouse
Requisitions
Food Service
Reporting

CSI Technology Outfitters
Computers. Software. Innovations.

TRAIL GUIDE
DON'T LOSE YOUR WAY IN THE TECHNOLOGY WILDERNESS
Roll over icons to view product summary at right.
Click icons for more detailed info.
TECHNOLOGY OUTFITTERS
Let CSI Technology Outfitters be your guide
CSI outfits schools, governments and businesses with the technology gear and guidance they need for the trail ahead.
Every journey is different, so our recommendations are always customized to your needs.
schoolgeartrail
Interactive Classroom
Lesson Planning Software
School Activity Accounting Software
govgeartrail
Financial Management Software
Billing and Revenue Management
bizgeartrail
Automated Workflow
IP Telephony
IP Video Surveillance
Wireless Solutions
Network Security and Traffic Monitoring
Infrastructure Design
Visual Communications
Network Management
Hardware Solutions
Engineering Services
DESTINATION:
SUCCESS!

Vertical Growth - The Total Technology Solution Outfitters

CSI Technology Outfitters
Computers. Software. Innovations.

hp invent

PROMETHEAN
LIGHTING THE FLAME OF LEARNING

TANDBERG

DIVR Systems, Inc.

Cisco Systems

Vertical Growth - Technology Solutions
Interactive Classroom Technologies
Interactive Whiteboards
Interactive Assessment and Selection Device
Classroom Audio Augmentation
Consulting Services
Project Management
Deployment Services
Network Services and Converged Technologies
Analysis
Design
Integration
Implementation
Support Services
Hardware
Network
Convergence
Certified Reseller for Cisco, HP and other major vendors

CSI Technology Outfitters
Computers. Software. Innovations.

Financial Strengths
Strong Gross Margins
Software = 47.2%
Technology = 13.9%
Recurring Revenue
Approximately 50% of Software Revenues
Increased Emphasis on Technology Support Contracts
Advantages of Public Sector Focus
Good Collection History
Little bad debt write-offs
Ongoing Technology Budgets

CSI Technology Outfitters
Computers. Software. Innovations.

($2,449) ($430) $285 Net income (loss)
$1,390
$3,085
$957
$376
Reverse Merger, Acquisition
& Compliance Related Costs
Warrant Loss
($1,050) ($527) $580 Operating income (loss)
$1,158 $1,504 $2,533 Gross profit
$4,092 $4,842 $11,652 Net sales
Quarter Ending
03-31-06
Quarter Ending
03-31-07
Quarter Ending
03-31-05
Income Statement Data
(in thousands)
$3,750 $2,642 $4,837 Total Interest Bearing Debt
($7,667) ($340) $273 Stockholder’s Equity (Deficit)
$14,623 $6,703 $12,269 Total Liabilities
$12,373 $6,387 $11,261 Current Liabilities
$6,956 $6,632 $12,542 Total Assets
$5,906 $4,624 $5,697 Current Assets
Quarter Ending
03-31-06
Quarter Ending
03-31-07
Quarter Ending
03-31-05
Balance Sheet Data
(in thousands)
Historical Financials

($756) ($880) $285 Net income (loss)
$2,371
$414
$1,703
$329
$376
Reverse Merger, Acquisition
& Compliance Related Costs
Warrant Loss
($186) ($243) $580 Operating income (loss)
$6,546 $6,373 $2,533 Gross profit
$24,287 $28,554 $11,652 Net sales
Year Ending
12-31-06
Quarter Ending
03-31-07
Year Ending
12-31-05
Income Statement Data
(in thousands)
$3,951 $2,565 $4,837 Total Interest Bearing Debt
($525) ($104) $273 Stockholder’s Equity (Deficit)
$8,098 $9,564 $12,269 Total Liabilities
$8,098 $9,359 $11,261 Current Liabilities
$7,574 $9,460 $12,542 Total Assets
$6,156 $6,497 $5,697 Current Assets
Year End
12-31-06
Quarter End
03-31-07
Year End
12-31-05
Balance Sheet Data
(in thousands)
Historical Financials

CSI Technology Outfitters
Computers. Software. Innovations.

Key Highlights!
Diverse product offerings targeting schools, governments and small business
Representing a more than $9B Market Opportunity in the U.S.
Strong Horizontal Growth Potential
Business Model Easily Scalable and Replicable to Other Regions
$28M business in 3 States expanded to projected ’07 $38M to $40M+ in 8 States
Model Easily Replicated for Rapid Territory Expansion
Market Competitive Proprietary Software Applications
Excellent Vertical Growth Opportunities
Loyal Customer Base – Software Client Retention Rate Greater than 90%
Additional Technology Solution Sell-Through
Leveraging Relationships for Cross Selling
Financial Strengths
Strong Gross Margins (Software = 47.2%  Technology = 13.9%)
Recurring Revenue Model for Engineering Services and Software Updates
Public Sector = Good Collection History & Ongoing Technology Budgets
Historically profitable up to “Going Public” (2005). Projected return to profitability in 2007 primarily as costs related to going public normalize. (Q2 ‘07 est.>$12M and profitable.)
*
* per IDC, a subsidiary of International Data Group, Inc. (the parent company of IDG News Service)

CSI Technology Outfitters
Computers. Software. Innovations.

Company Contact David Dechant, CFO ddechant@csioutfitters.com 864.855.3900 Investor Contact Alliance Advisors, LLC Mark McPartland markmcp@allianceadvisors.net 910.221.1827